CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 23, 1998, relating to the statement of assets and liabilities of Prudential High Yield Total Return Fund, Inc. which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration
   Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information.


   /s/ PRICE WATERHOUSE LLP
   ------------------------
   Price Waterhouse LLP
   1177 Avenue of the Americas
   New York, New York  10036
   February 23, 1998